 As filed with the Securities and Exchange Commission
 on March 7, 2002                                       Registration No. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          DANKA BUSINESS SYSTEMS PLC
            (Exact Name of Registrant as Specified in Its Charter)

       England and Wales                                  98-0052869
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                        Identification No.)

    11201 Danka Circle North                              Masters House
     St. Petersburg, Florida            and            107 Hammersmith Road
        33716 (Zip Code)                              London, England W14 0QH
                   (Address of Principal Executive Offices)

                BRIAN L. MERRIMAN WRITTEN COMPENSATION CONTRACT
                           (Full Title of the Plan)

                                Keith J. Nelsen
                   Senior Vice President and General Counsel
                          Danka Business Systems PLC
                           11201 Danka Circle North
                         St. Petersburg, Florida 33716
                    (Name and Address of Agent for Service)

                                (727) 576-6003
         (Telephone Number, Including Area Code, of Agent for Service)

                                  Copies to:

                             Jonathan Baird, Esq.
                               Altheimer & Gray
                              10 S. Wacker Drive
                            Chicago, Illinois 60606
                                (312) 715-4000

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
   TITLE OF SECURITIES             AMOUNT TO BE      PROPOSED MAXIMUM OFFERING           PROPOSED MAXIMUM              AMOUNT OF
    TO BE REGISTERED                REGISTERED           PRICE PER SHARE/1/         AGGREGATE OFFERING PRICE/1/    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
 Ordinary shares, 1.25p each    1,542,168 ordinary      $0.51 per share                  $786,505.68                  $72.36
 represented by American              shares
 Depositary Shares. /2,3/
====================================================================================================================================

1. Inserted solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the fee is calculated upon the basis of the high and low prices for the Registrant's American depositary shares as reported by the Nasdaq SmallCap Market on March 5, 2002. Each American depositary share represents four ordinary shares.
2. American depositary shares evidenced by American depositary receipts issuable on the deposit of ordinary shares, including the ordinary shares registered hereunder, were registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-13630).
3. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.

REOFFER PROSPECTUS

                          Danka Business Systems PLC

        514,056 ordinary shares of UK(Pounds)0.0125 par value per share represented by 128,514 American depositary shares

                        Executive compensation contract

This reoffer prospectus is part of a registration statement which registers 1,542,168 ordinary shares, represented by 385,542 American depositary shares, of Danka Business Systems PLC, an English public limited company. Each American depositary share represents four of our ordinary shares. This reoffer prospectus relates to the offer and sale of 514,056 ordinary shares, in the form of 128,514 American depositary shares, which have been issued by us to Brian L. Merriman, our chief operating officer, on the terms of a written compensation contract dated September 20, 1999 as amended on May 30, 2000 and on November 6, 2001. Mr. Merriman is the selling shareholder under this reoffer prospectus.

The American depositary shares are traded on the Nasdaq SmallCap Market under the symbol "DANKY" and our ordinary shares are traded on the London Stock Exchange under the symbol "DNK".

Ordinary shares sold in the form of American depositary shares shall be sold in connection with both this reoffer prospectus and the registration statement on Form F-6 registering the American depositary shares.

No person has been authorized to give any information or to make any representations not contained in this reoffer prospectus. Such information or representations, if given or made, must not be relied upon as having been given by us or the selling shareholder. Neither the delivery of this reoffer prospectus or any sale of securities made under this reoffer prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this reoffer prospectus.

Your attention is drawn to the "Risk Factors" section starting on page 3 of this reoffer prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

This reoffer prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


             The date of this reoffer prospectus is March 7, 2002.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................   2
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........   2
DANKA BUSINESS SYSTEMS PLC................................   3
RISK FACTORS..............................................   3
USE OF PROCEEDS...........................................   9
SELLING SECURITY HOLDER...................................   9
PLAN OF DISTRIBUTION......................................  10
LEGAL MATTERS.............................................  10
EXPERTS...................................................  11
INFORMATION INCORPORATED BY REFERENCE.....................  11

                             AVAILABLE INFORMATION

   We have filed a registration statement on Form S-8 with respect to the issue by us of 1,542,168 ordinary shares, represented by 385,542 American depositary shares, to Brian L. Merriman pursuant to a written compensation contract. This reoffer prospectus forms a part of that registration statement and does not contain all of the information in the registration statement. For further information with respect to us, our ordinary shares and the American depositary shares, we refer you to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this reoffer prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, we qualify our statement by reference to the copy of the contract or other document filed as an exhibit to the registration statement.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this reoffer prospectus, including statements related to our future performance and outlook for our businesses and respective markets, projections, statements of management's plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on the beliefs of our management as well as assumptions, made by, and information currently available to, our management. The words "goal", "anticipate", "expect", "intends", "believe" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those discussed under "Risk Factors" in this reoffer prospectus, that could cause actual results to differ materially from those reflected in the forward-looking statements.

                          DANKA BUSINESS SYSTEMS PLC

   We are one of the world's leading providers of office imaging solutions and related services and supplies. We primarily market photocopiers and office imaging equipment and related services, parts and supplies directly to customers in 27 countries.

   Our registered office is located at Masters House, 107 Hammersmith Road, London W14 0QH England, and our telephone number is 011-44-20-7603-1515. The headquarters of our United States operations are located at 11201 Danka Circle North, St. Petersburg, Florida 33716, and our telephone number is 727-576-6003.

                                 RISK FACTORS

   An investment in our ordinary shares or American depositary shares involves a high degree of risk. You should consider the following factors carefully before deciding to purchase our ordinary shares or American depositary shares. Additional risks not presently known to us or that we currently deem immaterial might also impair our business operations.

   We have incurred losses in the past and we may incur losses in the future. If we incur losses in the future, our growth potential and our ability to service our indebtedness may be impaired.

   We incurred an operating loss of approximately $169.2 million and a net loss of approximately $220.6 million during our 2001 fiscal year, which ended March 31, 2001. We generated operating earnings from continuing operations of approximately $9.1 million and incurred a net loss of $0.9 million during the first nine months of our 2002 fiscal year. If we incur losses in the future, we may limit our growth potential and our ability to execute our business strategy. In addition, our ability to service our indebtedness may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.

   We believe that our results for our 2001 fiscal year and the first nine months of our 2002 fiscal year are due in large part to competitive pressures and reduced demand for office products and that our situation is consistent with the experiences of our competitors. These difficult conditions are due in large part to changes in the nature of the photocopier industry and the types of products that our customers are now demanding, in particular the transition from analog to digital equipment.

   Our industry is highly competitive. This high level of competition may prevent us from growing, and may even decrease, our business and could negatively affect our operating results.

   Our industry is highly competitive. We have competitors in all markets in which we operate and our competitors include a number of companies worldwide with significant financial resources. Competition in our industry is based largely upon technology, performance, pricing, quality, reliability, distribution, customer service and support. Besides competition from within the photocopier industry, we are also experiencing competition from other sources as a result of the development of document processing, retention and duplication technologies. We may not be able to keep, and we may even lose, our market share because of the high level of competition in our industry.

   The intense competition in our industry may result in pressure on the prices that we can obtain for our products and may affect our ability to retain customers, both of which could negatively affect our operating results.

   Technological changes may impair our future operating performance and our ability to compete.

   The photocopier industry is changing rapidly from analog to digital photocopiers. Some of our digital products replace or compete with our analog products. Digital photocopiers are more efficient than analog photocopiers, meaning that our customers require less of them. In addition, digital photocopiers are increasingly more reliable than analog photocopiers and require less maintenance. This has contributed to a decline in our service contract revenue, which has traditionally formed a significant portion of our revenues.

   In addition, color printing and copying represents an important and growing part of our industry and we must meet the demand for color products if we are to maintain and improve our operating performance and our ability to compete.

   Development of technologies in our industry, including digital and color products, may impair our future operating performance and our ability to compete. For example, we may not be able to:

   .  procure or gain access to products and bring them to the marketplace;

   . make the capital expenditures necessary for us to retrain personnel or compete with other providers of the technologies; or

   .  obtain new products.

   Our business is dependent upon close relationships with our vendors and our ability to purchase products from these vendors on competitive terms. Without those relationships, we may not be able to obtain enough products and supplies to conduct our business.

   We have relationships with Canon, Heidelberg, Nexpress, Ricoh and Toshiba for those companies to manufacture equipment, parts, supplies and software for resale by us in the United States, Canada, Latin America, Europe and Australia. The sale of these vendors' products represented over 75% of our total retail equipment sales in fiscal year 2001. We also rely on our equipment vendors for related parts and supplies. Significant reductions in supplies from our major vendors, or the loss of any major vendor, may seriously harm our business because we may not be able to supply those vendors' products to our customers on a timely basis in sufficient quantities or at all.

   We have significant indebtedness and leverage which may impair our future operating performance and our ability to compete and which could prevent us from meeting our obligations under our debt instruments.

   We have significant outstanding indebtedness. At December 31, 2001 we had consolidated bank and long-term indebtedness, including current maturities of long-term debt, of approximately $342.3 million.

   Our significant level of indebtedness may:

   . require us to dedicate a substantial portion of our operating cash flows to payments of interest and principal;

   . impair our ability to generate sufficient cash to pay the interest and principal on our indebtedness when due;

   . limit our ability to make capital expenditures necessary for us to keep pace with the technological changes currently affecting our industry because of the payment obligations and covenants under our indebtedness; and

   . cause us to be vulnerable to increases in interest rates because a substantial amount of our indebtedness bears interest at floating rates.

   We currently owe $206.0 million in principal amount under our senior credit facility, which is due for repayment in full by March 31, 2004. We owe approximately $47.6 million on our zero coupon senior subordinated notes, which are due for repayment in full on April 1, 2004. We may not have sufficient liquidity to repay our senior credit facility and the senior subordinated notes in full when they become due, in which case we may have to refinance that indebtedness.

   We also owe approximately $16.0 million in principal amount on our 6.75% convertible subordinated notes, which are due for repayment in full on April 1, 2002, and approximately $64.5 million in principal amount on our 10% subordinated notes, which are due for repayment in full on April 1, 2008. The remaining approximately $8.1 million of our long term indebtedness consists of capital leases and other long-term obligations, most of which are due for payment on or before March 31, 2003.

   Our senior credit facility imposes significant operating restrictions on us and contains significant financial covenants. If we fail to comply with the financial covenants, our lenders could demand that we repay them immediately. In addition, breach of the financial covenants in our senior credit facility is also a breach of our tax retention operating leases.

   Our senior credit facility imposes significant operating restrictions on us and contains financial covenants. If we were to fail to comply with the financial covenants and did not obtain a waiver or amendment from our senior bank lenders, we would be in default under the senior credit facility and lenders owning a majority of our senior bank debt would be permitted to demand immediate repayment. If we were to fail to repay our senior bank debt when it becomes due, our lenders could proceed against certain of our and our subsidiaries' assets and capital stock which we have pledged to them as security for the repayment of our senior bank debt.

   We lease a number of properties under tax retention operating leases. The tax retention operating leases incorporate the financial covenants included in the senior credit facility. If we were to breach the financial covenants or other restrictions in the tax retention operating leases, then the banks who have financed the properties leased under those leases may terminate the leases. In that case, we may be required to purchase the properties that are subject to the tax retention operating leases or they may be sold to third parties. In addition, we may be required to make payments to the banks under guarantees that we have given regarding the value of the properties. All of these occurrences could harm our business because they may cause us to cease to occupy the properties and they may require us to make unscheduled payments with respect to the properties.

  A significant part of our business is financed by General Electric Capital Corporation. If we were to breach our agreement with General Electric Capital Corporation, our ability to arrange financing for customers may be harmed, which could negatively affect our operating results.

  We have an agreement with General Electric Capital Corporation under which General Electric Capital Corporation agrees to provide financing to our customers to purchase equipment from us. Although we have other financing arrangements, General Electric Capital Corporation finances a significant part of our business.

  If we were to breach the covenants or other restrictions in our agreement with General Electric Capital Corporation then General Electric Capital Corporation may refuse to provide financing to our customers. If General Electric Capital Corporation were to fail to provide financing to our customers, those customers may be unable to purchase equipment from us if we were unable to provide comparable alternative financing arrangements on similar terms. If we were unable to provide financing, we may lose sales, which could negatively affect our operating results.

  Our ability to sustain and improve our profit margin is largely dependent on our ability to maintain efficient and cost-effective operations.

  In order to be profitable, we must maintain efficient and cost-effective operations. We are continuing to focus on exploring and exploiting new market opportunities, pursuing productivity initiatives and streamlining our infrastructure. These initiatives are aimed at making us more profitable and competitive in the long-term. Our ability to sustain and improve our profits margins through these initiatives may be affected by factors outside our control.

  If we do not implement our restructuring plans in a timely manner, we may not be able to lower our costs to meet our current revenue and margin expectations and our profitability may be reduced.

  In December 2000, we announced that we would be eliminating approximately 1,200 positions, or approximately 8% of our worldwide workforce, and that we would be closing and consolidating several of our facilities in order to lower our costs to meet our current revenue and margin expectations. We modified our restructuring plan during our 2002 fiscal year and implemented a new restructuring plan for our 2002 fiscal year. If we do not implement our restructuring plans within our projected time frames, our ability to achieve our anticipated savings and lower costs may be harmed, which may reduce our profitability. We anticipate that our workforce reductions will be substantially completed by March 31, 2002, the end of our

2002 fiscal year, and the remaining lease obligations related to the facility closures will be substantially completed by March 2003.

  If our program to enhance and unify our United States management information systems is unsuccessful, we may have difficulties obtaining information that we need to manage our business on a timely basis and without additional expense.

  If we fail to implement successfully our program to enhance and unify our United States management information system, our business could suffer because it may become increasingly difficult for us to obtain information that we need to manage our business, price our products, invoice and collect from our customers, and process and pay our creditors on a timely basis and without additional expense.

  We currently operate a number of different management information systems in the United States, our biggest market. In the past, we have encountered some difficulties with coordinating those systems. We are in the process of implementing a $17 to $19 million program to enhance and unify our United States management information systems. We anticipate that the program will be completed during August 2002. The success of our program depends on our ability to develop a system which adequately fulfills our management information needs. We may be prevented from developing a system which adequately fulfills all of our needs by technological problems.

  Currency fluctuations may affect our financial results.

  As a multinational company, changes in currency exchange rates affect our revenues, cost of sales and operating expenses. In addition, fluctuations in exchange rates between the United States dollar and the currencies in each of the countries in which we operate affect:

     . the results of our non-United States operations when reported in United States dollars in our U.S. financial statements; and

     . the value of the net assets of our non-United States operations when reported in United States dollars in our U.S. financial statements.

  Approximately 43.9% of our revenue was generated outside the United States in the nine months to December 31, 2001, the first nine months of our 2002 fiscal year, with the majority of this revenue generated in countries that have adopted the euro as their currency and the United Kingdom. During the first nine months of our 2002 fiscal year, the euro weakened approximately 1.7% against the United States dollar and the United Kingdom pound weakened approximately 3.4% against the United States dollar.

  We pay for some high-volume copiers, parts and supplies in euro countries in United States dollars, but we generally invoice our customers in euro countries in euro. Because of the weakening of the euro against the United States dollar, our operating margins and cash flow have been, and may continue to be, negatively impacted when we receive payment in euro but we pay our suppliers in United States dollars.

  In addition, our results of operations and financial condition have been, and may continue to be, negatively impacted by the effect of currency fluctuations on the translation of the financial statements of our non-United States subsidiaries, including our European and Latin American subsidiaries, from local currencies to the United States dollar for inclusion in our U.S financial statements.

  We do not hedge our exposure to changes in foreign currency.

  The market price of our ordinary shares and the American depositary shares may be volatile.

  The market price of our ordinary shares and the American depositary shares could be subject to significant fluctuations as a result of many factors. In addition, global stock markets have from time to time experienced significant price and volume fluctuations, which may lead to a drop in the market price of our ordinary shares and the American depositary shares.

  Factors which may add to the volatility of the price of our ordinary shares and the American depositary shares include, among others, the following:

   . actual or anticipated variations in our results or financial condition or the results or financial condition of our competitors;

   .  conditions or trends in our industry;

   .  the loss of suppliers or customers;

   .  the loss of the services of a member of senior management;

   .  litigation;

   . announcements by us or our competitors of significant acquisitions or divestitures;

   . announcements of strategic partnerships or joint ventures entered into by us or our competitors or their termination or other changes in our business or operations, or those of our competitors;

   .  our capital commitments or downgrades in our credit rating;

   . changes in liquidity in our ordinary shares and the American depositary shares;

   .  sales of our ordinary shares and the American depositary shares; and

   . investor sentiment towards the business sector in which we operate and conditions in the capital markets generally.

   Many of these factors are beyond our control. These factors may decrease the market price of our ordinary shares and the American depositary shares, regardless of our operating performance.

   We do not expect to pay dividends on our ordinary shares in the foreseeable future.

     We have not paid any cash or other dividends on our ordinary shares since 1998 and we do not expect to do so for the foreseeable future.

     We are an English company and under English law, we are allowed to pay dividends to shareholders only if:

     . we have accumulated, realized profits that have not been previously distributed or capitalized, in excess of our accumulated, realized losses that have not previously been written off in a reduction or reorganization of capital; and

     . our net assets are not less than the aggregate of our share capital and our non-distributable reserves, either before or as a result of the dividend.

     As of the date of this reoffer prospectus, we have insufficient profits to pay dividends on our ordinary shares.

     In addition, our senior credit facility prohibits us from paying dividends on our ordinary shares without our lenders' consent. We may also only pay dividends on our ordinary shares if we have paid the dividends due on our 6.50% senior convertible participating shares.

                                USE OF PROCEEDS

     We will receive no proceeds from the sale by Mr. Merriman of the securities being offered under this reoffer prospectus.

                            SELLING SECURITY HOLDER

     Mr. Merriman joined us in July 1998 as president and chief operating officer of Danka Americas, including the United States, Canada and Latin America regions. He was appointed to our board of directors in July 1999. Mr. Merriman was also appointed in July 1999 to serve as our president and chief operating officer worldwide and is responsible for the sales, service and marketing activity of our global operations. On February 13, 2002, we announced that Mr. Merriman is planning to retire by July 1, 2002.

     On May 20, 2000, we entered into an amendment to Mr. Merriman's employment agreement to provide for the issue to Mr. Merriman of 385,542 American depositary shares in consideration of his services to us as a director and officer of the company. The amendment was approved by our shareholders at our 2000 annual general meeting. The securities are issuable to Mr. Merriman in three equal installments of 128,514 American depositary shares. The first installment was issued to Mr. Merriman in a transaction exempt from registration under the Securities Act on September 14, 2001. The second and third installments are scheduled for issuance to Mr. Merriman on May 8, 2002 and May 8, 2003 respectively, subject to acceleration on the occurrence of certain events, including Mr. Merriman's retirement.

     The following table sets forth the number of our ordinary shares owned by Mr. Merriman, the number of our ordinary shares offered for sale pursuant to this reoffer prospectus and the number and the percentage of our ordinary shares to be owned by Mr. Merriman after completion of the offering. Mr. Merriman's ordinary shares are held in the form of American depositary shares.

---------------------------------------------------------------------------------------------------------------
Ordinary shares owned/      Ordinary shares offered/     Ordinary shares to be          Percentage ownership
American depositary         American depositary          owned after the  offering/     after the offering
share equivalent            share equivalent             American depositary
                                                         share equivalent
---------------------------------------------------------------------------------------------------------------
3,115,332/778,833           514,056/128,514              3,629,388/907,347              1.4%
---------------------------------------------------------------------------------------------------------------

     The above share ownership numbers include options held by Mr. Merriman to purchase 750,000 American depositary shares, equivalent to 3,000,000 ordinary shares, all of which are currently exercisable. We had 248,084,622 ordinary shares outstanding as of March 1, 2002, the date of this reoffer prospectus.

                             PLAN OF DISTRIBUTION

     Mr. Merriman may sell the securities offered under this reoffer prospectus for value from time to time in one or more transactions on the Nasdaq SmallCap Market, the London Stock Exchange, or any other market on which the securities are traded, in one or more privately negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.

     Mr. Merriman may effect such transactions by selling the American depositary shares to, or through, brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Mr. Merriman and/or the purchasers of the American depositary shares for whom such broker-dealers may act as agent, which compensation may be less than, or in excess of, customary commissions. Mr. Merriman and any broker-dealers that participate in the distribution of the American depositary shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     All selling and other expenses incurred by Mr. Merriman will be borne by Mr. Merriman. In addition to any American depositary shares sold under this reoffer prospectus, Mr. Merriman may, at the same time, sell any ordinary shares or American depositary shares owned by him in compliance with the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus. We give no assurance that Mr. Merriman will sell all or any portion of the American depositary shares offered under this reoffer prospectus.

     We will pay all expenses in connection with the preparation of this reoffer prospectus.

                                 LEGAL MATTERS

     The validity of the securities to be offered under this reoffer prospectus have been passed upon for us by the law firm of Altheimer & Gray, Chicago, Illinois. Richard F. Levy, one of our directors, is a partner of Altheimer & Gray and beneficially owns 80,000 of our ordinary shares.

                                    EXPERTS

     The consolidated financial statements and schedule of Danka Business Systems PLC and subsidiaries as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Audit Plc, Chartered Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose the important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this reoffer prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede information contained in documents filed earlier with the Securities and Exchange Commission or included in this reoffer prospectus.

     We incorporate into this reoffer prospectus by reference the documents listed below with the Securities and Exchange Commission and any future filings that we may make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the securities offered by this reoffer prospectus are sold:

        SEC Filing (SEC File No. 0-20828)                   Date or Period Covered
        ---------------------------------                   ----------------------
          Annual Report on Form 10-K,                    Year ended March 31, 2001
          as amended on Form 10-K/A
        Quarterly Report on Form 10-Q,                   Quarter ended June 30, 2001
          as amended on Form 10-Q/A
        Quarterly Report on Form 10-Q                  Quarter ended September 30, 2001
        Quarterly Report on Form 10-Q                  Quarter ended December 31, 2001
          Current Report on Form 8-K                     Form 8-K filed April 9, 2001
          Current Report on Form 8-K                      Form 8-K filed May 1, 2001
          Current Report on Form 8-K                     Form 8-K filed June 11, 2001
          Current Report on Form 8-K                     Form 8-K filed June 15, 2001
          Current Report on Form 8-K                     Form 8-K filed July 16, 2001
Registration Statement pursuant to Section 12(g)     Declared effective December 17, 1992
 of the Securities Exchange Act on Form 20-F

     You may request a copy of any or all of the information that has been incorporated by reference in this reoffer prospectus at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                          Danka Business Systems PLC
                           11201 Danka Circle North
                         St. Petersburg, Florida 33716
                               Attn:  Treasurer
                          Telephone:  (727) 578-4766
                           Facsimile:  (727) 577-4802

     We are subject to the informational requirements of the Securities Exchange Act, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement, the documents that we incorporate by reference into this reoffer prospectus and our other reports, proxy statements and other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, we are required to file electronic versions of these documents with the Securities and Exchange Commission through the Securities and Exchange Commission's EDGAR system. The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains the information incorporated by reference in this reoffer prospectus. Our internet address is http://www.danka.com.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by Danka Business Systems PLC (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

     (a) Current Report of the Registrant on Form 8-K regarding the amendment of the Registrant's credit agreement, filed by the Registrant pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") on April 9, 2001.

     (b) Current Report of the Registrant on Form 8-K regarding the sale of the Registrant's Danka Services International division, filed by the Registrant pursuant to Section 13 of the Exchange Act on May 1, 2001.

     (c) Current Report of the Registrant on Form 8-K regarding the amendment of the Registrant's credit agreement, filed by the Registrant pursuant to Section 13 of the Exchange Act on June 11, 2001.

     (d) Current Report of the Registrant on Form 8-K containing financial statements relating to Danka Holding Company and Danka Office Imaging Company, filed by the Registrant pursuant to Section 13 of the Exchange Act on June 15, 2001.

     (e) Current Report of the Registrant on Form 8-K regarding the sale of the Registrant's Danka Services International division, the Registrant's amended and restated senior credit facility, and the closing of the Registrant's exchange offer for its 6.75% convertible subordinated debt due April 1, 2002, filed by the Registrant pursuant to Section 13 of the Exchange Act on July 16, 2001.

     (f) Quarterly Report of the Registrant on Form 10-Q/A for the period ended June 30, 2001, filed by the Registrant pursuant to Section 13 of the Exchange Act on August 20, 2001.

     (g) Annual Report of the Registrant on Form 10-K/A for the period ended March 31, 2001, filed by the Registrant pursuant to Section 13 of the Exchange Act on August 21, 2001.

     (h) Quarterly Report of the Registrant on Form 10-Q for the period ended September 30, 2001, filed by the Registrant pursuant to Section 13 of the Exchange Act on November 14, 2001.

     (i) Quarterly Report of the Registrant on Form 10-Q for the period ended December 31, 2001, filed by the Registrant pursuant to Section 13 of the Exchange Act on February 13, 2002.

     (j) The description of the Registrant's ordinary shares contained in Amendment No. 2 to Form 20-F, filed by the Registrant pursuant to
          Section 12(g) of the Exchange Act and declared effective by the Commission on December 17, 1992.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded, modified or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan which is used to satisfy the requirements of
Section 10(a) of the Securities Act of 1933 (the "Securities Act") and Rule 428 promulgated thereunder.

Item 4.   Description of Securities.

     The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the securities to be offered under this Registration Statement have been passed upon for the Registrant by the law firm of Altheimer & Gray, Chicago, Illinois. Richard F. Levy, one of the Registrant's directors, is a partner of Altheimer & Gray and beneficially owns 80,000 ordinary shares of the Registrant.

Item 6.   Indemnification of Directors and Officers.

     Article 154 of the Registrant's current Articles of Association provides:

     "Subject to the provisions of the Statutes, every Director or other officer or Auditor for the time being of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the actual or purported execution of the duties of his office or otherwise in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the Court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company."

     The relevant provisions of the Statutes are Sections 310 and 727 of the United Kingdom Companies Act 1985, as amended by the United Kingdom Companies Act 1989.

     Section 310 of the United Kingdom Companies Act 1985 provides:

     "(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3)  This section does not prevent a company:

          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

          (b) from indemnifying any such officer or auditor against any liability incurred by him -

            (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

            (ii)    in connection with any application under Section 144(3) or
                    (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

     Section 727 provides:

     "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

     Directors and officers of the Registrant are, subject to policy terms and limitations, indemnified against directors' and officers' liability under insurance contracts.

Item 7.   Exemption from Registration Claimed.

     The 128,514 American depositary shares that were issued to Mr. Merriman on September 14, 2001 were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8.   Exhibits.

     The following are filed herewith as part of this Registration Statement:

        Exhibit No.                              Exhibit
        -----------

           4.1/1/        Memorandum of Association of the Registrant

           4.2/2/        Articles of Association of the Registrant

           4.3/3/ Deposit Agreement dated June 25, 1992, form of Amendment No. 1 dated February 26, 1993, form of Amendment No. 2 dated July 2, 1993, and form of Amendment No. 3 dated August 16, 1994 between The Bank of New York and Owners and Holders of American Depositary Receipts

           4.4/4/        Form of American Depositary Receipt

           4.5/4/        Form of Ordinary Share Certificate

           5.1           Opinion of Altheimer & Gray

________________________
/1/ Previously filed as an exhibit to the Registration Statement on Form 20-F filed by the Registrant with the Commission on November 10, 1992, File No. O-20828.

/2/ Previously filed as an exhibit to the Quarterly Report of the Registrant on Form 10-Q for the period ended September 30, 2001, as filed on November 14, 2001.

/3/ Deposit Agreement, Amendment No. 1 and Amendment No. 2 previously filed as exhibits to the Registration Statement on Form S-1 filed by the Registrant with the Commission on September 2, 1993, Registration No. 33-68278, and Amendment No. 3 previously filed as an exhibit to the Registration Statement on Form F-6 filed by the Registrant with the Commission on August 5, 1994 Registration No. 33-82496.

/4/ Previously filed as an exhibit to the Registration Statement on Form S-1 filed by the Registrant with the Commission on September 2, 1993, Registration No. 33-68278.

          10.1/5/ Amendments dated May 30, 2000 to the Amended and Restated Employment Agreement dated September 20, 1999 between the Registrant and Brian L. Merriman

          10.2/6/ Employment Agreement dated November 6, 2001 by and among the Registrant, Danka Office Imaging Company, Danka Holding Company and Brian L. Merriman.

          23.1           Consent of KPMG Audit Plc

          23.2 The consent of Altheimer & Gray to inclusion of their legal opinion as an exhibit to this Registration Statement is included in the opinion filed as Exhibit 5.


Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
     --------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering
                                                          ---- ----
thereof.

_________________

/5/ Previously filed as an exhibit to the Quarterly Report of the Registrant on Form 10-Q for the period ended June 30, 2000, as filed on August 11, 2000.

/6/ Previously filed as an exhibit to the Quarterly Report of the Registrant on Form 10-Q for the period ended December 31, 2001, as filed on February 13, 2002.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            ---- ----

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 7th day of March, 2002.


                                   DANKA BUSINESS SYSTEMS PLC


                                   By:  /s/ P. Lang Lowrey III
                                        ----------------------
                                        P. Lang Lowrey III
                                        Director, Chairman and Chief Executive
                                        Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (or by their designated attorney-in-fact) in the capacities indicated on the date indicated.


          Signature                    Title                               Date
          ---------                    -----                              -----

/s/ P. Lang Lowrey III      Director, Chairman and Chief          March 7, 2002
----------------------      Executive Officer
P. Lang Lowrey III          (Principal Executive Officer)

/s/ Brian L. Merriman       Director, President and Chief         March 7, 2002
---------------------       Operating Officer
Brian L. Merriman

/s/ Michael B. Gifford      Director                              March 7, 2002
----------------------
Michael B. Gifford

/s/ Kevin C. Daly           Director                              March 7, 2002
-----------------
Kevin C. Daly

/s/ Richard M. Haddrill     Director                              March 7, 2002
-----------------------
Richard M. Haddrill

/s/ Richard F. Levy         Director                              March 7, 2002
-------------------
Richard F. Levy

/s/ W. Andrew McKenna       Director                              March 7, 2002
---------------------
W. Andrew McKenna

/s/ J. Ernest Riddle         Director                              March 7, 2002
--------------------
J. Ernest Riddle

/s/ James L. Singleton       Director                              March 7, 2002
----------------------
James L. Singleton

/s/ C. Anthony Wainwright    Director                              March 7, 2002
-------------------------
C. Anthony Wainwright

/s/ F. Mark Wolfinger        Chief Financial Officer               March 7, 2002
---------------------        (Principal Financial Officer,
F. Mark Wolfinger            Principal Accounting Officer and
                             Authorized United States
                             Representative of the Registrant)

                                 EXHIBIT LIST

     The following exhibits are filed herewith as part of this registration statement:

Exhibit No.                               Exhibit                                   Sequential Page
-----------                                                                              Number
     4.1/1/         Memorandum of Association of the Registrant                            N/A

     4.2/2/         Articles of Association of the Registrant

     4.3/3/         Deposit Agreement dated June 25, 1992, form of Amendment N/A
                    No. 1 dated February 26, 1993, form of Amendment No. 2 dated
                    July 2, 1993, and form of Amendment No. 3 dated August 16,
                    1994 between The Bank of New York and Owners and Holders of
                    American Depositary Receipts

     4.4/4/         Form of American Depositary Receipt                                    N/A

     4.5/4/         Form of Ordinary Share Certificate                                     N/A

     5.1            Opinion of Altheimer & Gray                                            1

     10.1/5/        Amendments dated May 30, 2000 to the Amended and                       N/A
                    Restated Employment Agreement dated September 20, 1999
                    between the Registrant and Brian L. Merriman


_____________________
/1/ Previously filed as an exhibit to the Registration Statement on Form 20-F filed by the Registrant with the Commission on November 10, 1992, File No. O-20828.

/2/ Previously filed as an exhibit to the Quarterly Report of the Registrant on Form 10-Q for the period ended September 30, 2001 as filed on November 14, 2001.

/3/ Deposit Agreement, Amendment No. 1 and Amendment No. 2 previously filed as exhibits to the Registration Statement on Form S-1 filed by the Registrant with the Commission on September 2, 1993, Registration No. 33-68278, and Amendment No. 3 previously filed as an exhibit to the Registration Statement on Form F-6 filed by the Registrant with the Commission on August 5, 1994 Registration No. 33-82496.

/4/ Previously filed as an exhibit to the Registration Statement on Form S-1 filed by the Registrant with the Commission on September 2, 1993, Registration No. 33-68278.

/5/ Previously filed as an exhibit to the Quarterly Report of the Registrant on Form 10-Q for the period ended June 30, 2000, as filed on August 11, 2000.

Exhibit No.                               Exhibit                                   Sequential Page
-----------                                                                              Number
   10.2/6/     Employment Agreement dated November 6, 2001 by and among                   N/A
               the Registrant, Danka Office Imaging Company, Danka
               Holding Company and Brian L. Merriman.

   23.1        Consent of KPMG Audit Plc                                                  2


_________________________
/6/ Previously filed as exhibit to the Quarterly Report of the Registrant on Form 10-Q for the period ended December 31, 2001, as filed on February 13, 2002.